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                                                                   Exhibit  99.2




                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Bank of America Corporation


 We have examined management's assertion about Bank of America Corporation's (the "Company") compliance with the servicing requirements outlined in sections 12.3, 13.8, 14.1, 14.2, 14.3, 14.6 and 14.7 of the Pooling and Servicing
Agreement dated April 30, 1997 (the "Agreement") for the NationsCredit Grantor Trust 1997-1 securitization during the year ended December 31, 2000 included in the accompanying management assertion. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the year ended December 31, 2000 is fairly stated, in all material respects.






March  27,  2001









/s/  PRICEWATERHOUSE  COOPERS  LLP


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March  27,  2001


PricewaterhouseCoopers  LLP
Bank  of  America  Corporate  Center
100  North  Tryon  Street,  Suite  5400
Charlotte,  North  Carolina  28202

Ladies  and  Gentlemen:

As of and for the year ended December 31, 2000, Bank of America Corporation has complied in all material respects with the servicing requirements outlined in sections 12.3, 13.8, 14.1, 14.2, 14.3, 14.6, and 14.7 of the Pooling and
Servicing Agreement for the NationsCredit Grantor Trust 1997-1 securitization dated as of April 30, 1997, between Bank of America Corporation, formerly
NationsCredit Commercial Corporation of America, as Servicer, NationsCredit Securitization Corporation, as Depositor, and Bankers Trust Company, as Trustee and Collateral Agent.





/s/  STEPHEN  F.  SMITH
-----------------------
Stephen  F.  Smith
Senior  Vice  President
Bank  of  America  Corporation



/s/  CHRISTOPHER  SPOENEMAN
---------------------------
Christopher  Spoeneman
Senior  Vice  President
Bank  of  America  Corporation



/s/  KEVIN  T.  CHURCH
----------------------
Kevin  T.  Church
Vice  President
Bank  of  America  Corporation
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